American Funds Fundamental Investors

December 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$764,791
Class B	$3,340
Class C	$23,666
Class F1	$84,501
Class F2	$69,169
Total	$945,467
Class 529-A	$28,473
Class 529-B	$248
Class 529-C	$3,983
Class 529-E	$1,021
Class 529-F1	$1,388
Class R-1	$1,646
Class R-2	$7,959
Class R-2E*	-
Class R-3	$37,696
Class R-4	$46,617
Class R-5	$39,475
Class R-6	$111,027
Total	$279,533

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.9600
Class B	$0.5300
Class C	$0.5300
Class F1	$0.9200
Class F2	$1.0800
Class 529-A	$0.9100
Class 529-B	$0.4600
Class 529-C	$0.5000
Class 529-E	$0.7800
Class 529-F1	$1.0300
Class R-1	$0.5400
Class R-2	$0.5500
Class R-2E	$0.7400
Class R-3	$0.7700
Class R-4	$0.9300
Class R-5	$1.1000
Class R-6	$1.1200

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	843,871
Class B	6,403
Class C	47,097
Class F1	91,643
Class F2	75,332
Total	1,064,346
Class 529-A	33,497
Class 529-B	561
Class 529-C	8,571
Class 529-E	1,391
Class 529-F1	1,467
Class R-1	3,227
Class R-2	15,234
Class R-2E*	-
Class R-3	50,581
Class R-4	51,009
Class R-5	38,004
Class R-6	109,735
Total	313,277

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$52.06
Class B	$51.95
Class C	$51.83
Class F1	$52.03
Class F2	$52.04
Class 529-A	$52.00
Class 529-B	$52.05
Class 529-C	$51.95
Class 529-E	$51.96
Class 529-F1	$51.97
Class R-1	$51.83
Class R-2	$51.82
Class R-2E	$52.03
Class R-3	$51.94
Class R-4	$51.96
Class R-5	$52.08
Class R-6	$52.06

* Amount less than one thousand